                                                                   EXHIBIT 10.46


January 5, 2001



Mr. Nat Bosco
57 Clearview Street
Huntington,  NY  11743


Dear Nat:

This letter is to confirm our offer of employment to you under the following terms and conditions to join AXS-One as Vice President/General Manager of the AXSPoint Division reporting directly to me. This position is based out of our Rutherford, NJ office, starting employment as soon as possible but no later than January 24, 2001. This offer will remain open for acceptance until January 8, 2001.

SALARY: Starting salary will be $7,500.00 semi-monthly, paid on the 15th and last business day of each month, which equates to 24 pay periods. You will receive one month's salary, payable on the first pay period after your hire date, to be applied against your 2001 bonus potential.

BONUS: You will be eligible for a bonus potential of $180,000.00 for on-target earnings in 2001, based on achieving goals to be mutually agreed upon within 30 days of your hire date. Also within 30 days of joining, we will agree on accelerators for over-target performance.

CAR ALLOWANCE: You will also be entitled to an automobile allowance of $500.00 per month.

STOCK OPTIONS: We will recommend to the Board of Directors of AXS-One Inc. that you be awarded a stock option grant of 150,000 shares at fair market value; 100,000 options will vest over a four (4) year period. The remaining 50,000 options will vest on the five year anniversary of the date of grant, with the potential for accelerated vesting as follows based on achievement of milestones to be defined within 30 days of date of hire. The options, if approved, are subject to the terms and conditions as outlined in the AXS-One Inc. Stock Option Plan, and will be issued on the first of the month following your date of hire.

HOUSING/ACCOMMODATIONS: Recognizing the length of your commute, the company will reimburse you for reasonable temporary living accommodations in order to maximize your productivity and effectiveness. Given the nature of the position, you understand that a significant amount of time will need to be spent with your team in Rutherford. We will also reimburse you for set-up and on-going costs for a home office.

Mr. Nat Bosco
January 5, 2001
Page 2

CHANGE OF CONTROL: Upon the occurrence of a Change of Control of the Company (as defined in the Stock Option Plan), all Options which are unvested at the time of the Change of Control will be immediately vested.

      As used herein, a "Change of Control" of the Company shall be deemed to have occurred:
      I. Upon the consummation, in one transaction or a series of related transactions, (A) of the sale or other transfer of voting power (including voting power exercisable on a contingent of deferred basis as well as immediately exercisable voting power) representing control of over 30% of the total voting power of the Company to a person or a group of related persons, who, on the date of this Agreement, does not have effective voting control of the Company, whether such sale or transfer results from a tender offer or otherwise; or (B) by which any person or group of related persons who becomes, after the Commencement Date, the "beneficial owner" of more than 70% of the total voting power of the Company, whether as a result of a tender offer or otherwise; or

      II. Upon the consummation of a merger or consolidation in which the Company is a constituent corporation and in which the Company's shareholders immediately prior thereto will beneficially own, immediately thereafter, securities of the Company or any surviving or new corporation resulting therefrom having less than a majority of the voting power of the Company or any such surviving or new corporation: or

      III. Upon the consummation of a sale, lease, exchange or other transfer or disposition by the Company of all or substantially all of its assets to any person or group or related persons.

SEVERANCE PACKAGE: If, at any time, the Company decides to terminate your position for any reason other than for cause, then the Company will provide severance as follows: a) equal to 3 months of your base salary payable in 6 semi-monthly installments during first year of employment, b) equal to 6 months of your base salary payable in 12 semi-monthly installments during second year of employment and c) equal to 12 months of your base salary payable in 24 semi-monthly installments thereafter.

BENEFITS: AXS-One provides its employees with medical, dental, vision and prescription insurance coverage effective date of hire. Optional dependent coverage is available at a cost split by AXS-One and the employee. Life insurance, long term disability and short term disability are also effective date of hire. Please see attached Outline of Benefit Summary for details, which includes all benefits offered at this time, including holidays, vacation and other time off. In addition, the Company offers a 401(k) savings plan which includes a 50% employer match (subject to certain restrictions), also explained in the Summary.

Mr. Nat Bosco
January 5,2001
Page 3


EMPLOYMENT: AXS-One is an equal opportunity employer. In addition, it should be understood that employment is "at will", as defined under the laws of New Jersey, and thus such employment can be terminated with or without cause, at the option of either party.

CONFIDENTIALITY: You agree that any confidential information that becomes available to you in the course of employment is the sole property of AXS-One and shall not be used by you for any purpose other than fulfilling your position's objectives. This applies while an active or inactive employee. A partial list of items covered by Confidentiality include:

o     Employee Lists                     o     Technical Product Knowledge
o     Customer Lists                     o     Confidential Financial Data
o     Prospect Lists                     o     Product Price Lists
o     Product Materials                  o     Sales/Marketing Strategy

The above information and any other confidential material will remain confidential for a period of two years after employment at AXS-One, except for customer lists and possible other technical data, which remains confidential in perpetuity unless AXS-One makes it available to the public.

Please countersign this offer of employment and Non-Disclosure Agreement and return to me to officially indicate your acceptance.

This offer is contingent upon your review and acceptance of our Offer Letter, a favorable response from your references, and our review of verification of your identity and employment authorization documents as set forth in the Immigration Reform and Control Act. Please see the attached list of acceptable documents. You must bring these documents with you on your first day of employment. It is understood that legal fees associated with obtaining these documents are solely your responsibility.

Sincerely,



John A. Rade
Chief Executive Officer



================================================================================

      I ACCEPT:



      ----------------------------------------  --------------------------
      Nat Bosco                                 Date
================================================================================